Exhibit 99.1

Investor Contact: Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477 - 8900 xenonics@xenonics.com
Xenonics Reports 91% Increase in Fourth Quarter Revenue
CARLSBAD, CALIFORNIA — December 22, 2009 — XENONICS HOLDINGS, INC. (NYSE AMEX:XNN) announced today that revenue for the fourth quarter ended September 30, 2009 increased 91% to $2,090,000 compared to $1,094,000 for the fourth quarter of fiscal 2008. Gross profit increased 178% to $1,003,000 compared to $361,000 a year earlier, and operating expenses decreased 33% to $1,028,000 compared to $1,524,000. The net loss for the fourth quarter of fiscal 2009 narrowed to $42,000, or $0.00 per share, compared to a net loss of $1,142,000, or $0.06 per share, for the fourth quarter of fiscal 2008.
“In July 2009 we implemented a new operating model built around an exclusive U.S. distribution agreement with Aardvark Tactical, Inc. (ATI) for Xenonics’ NightHunter high-intensity illumination systems and its SuperVision high-definition night vision devices, as well as expanded programs for international distribution. As anticipated, this allowed us to sharply and quickly reduce operating costs even as we prepared to significantly expand our business with Aardvark,” said Chairman Alan Magerman.
For the twelve months ended September 30, 2009, revenue decreased to $7,378,000 compared to revenue of $10,168,000 for fiscal 2008. The net loss for fiscal 2009 was $1,839,000, or $0.09 per share. This compares to a net loss for fiscal 2008 of $1,391,000, or $0.07 per share.
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EST this morning to discuss its results for fiscal 2009. The dial in number is (800) 510-9661 and the passcode is #82441213. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #10281185, after 1:00 p.m. EST.
About Xenonics
Xenonics Holdings, Inc. (AMEX:XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
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3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

Xenonics Reports 91% Increase in Fourth Quarter Revenue
December 22, 2009
Page Two
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
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XENONICS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Years ended
	September 30,		September 30,
	2009	2008	2009	2008
Rounded in thousands, except per share amounts

Revenue	$2,090,000	$1,094,000	$7,378,000	$10,168,000

Cost of goods sold	1,087,000	733,000	4,005,000	5,728,000

Gross profit	1,003,000	361,000	3,373,000	4,440,000

Selling, general and administrative	906,000	1,191,000	4,535,000	4,926,000
Research and development	122,000	333,000	623,000	963,000

Income (loss) from operations	(25,000)	(1,163,000)	(1,785,000)	(1,449,000)

Other income (expense):
Gain (loss) on derivative revaluation	13,000	—	(39,000)	—
Other income	—	—	10,000	—
Interest income	1,000	21,000	15,000	60,000
Interest (expense)	(31,000)	—	(38,000)	—

Income (loss) before provision for income taxes	(42,000)	(1,142,000)	(1,837,000)	(1,389,000)

Income tax provision	—	—	2,000	2,000

Net income (loss)	$(42,000)	$(1,142,000)	$(1,839,000)	$(1,391,000)

Net loss per share:
Basic and diluted	$0.00	$(0.06)	$(0.09)	$(0.07)

Weighted average shares outstanding Basic and diluted	20,458,000	20,060,000	20,405,000	19,948,000

XENONICS HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2009	2008
Rounded in thousands, except par value

Assets

Current assets:
Cash	$126,000	$325,000
Accounts receivable, net	1,634,000	954,000
Inventories	2,069,000	1,745,000
Other current assets	119,000	375,000

Total Current Assets	3,948,000	3,399,000
Investments in marketable securities	—	1,000,000
Equipment, furniture and leasehold improvements, net	130,000	161,000
Goodwill	375,000	—

Total Assets	$4,453,000	$4,560,000

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,000,000	$539,000
Accrued expenses	157,000	94,000
Accrued payroll and related taxes	156,000	173,000
Accrued derivative liability	199,000	—

Total Current Liabilities	1,512,000	806,000

Notes payable	292,000	—

Total Liabilities	1,804,000	806,000

Commitments and contingencies

Shareholders’ equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized, 20,571,000 shares issued and 20,459,000 shares outstanding at September 30, 2009; 20,296,000 shares issued and 20,184,000 outstanding at September 30, 2008	20,000	20,000
Additional paid-in capital	24,478,000	23,744,000
Accumulated deficit	(21,543,000)	(19,704,000)

	2,955,000	4,060,000

Less treasury stock, at cost, 113,000 shares	(306,000)	(306,000)

Total Shareholders’ Equity	2,649,000	3,754,000

Total Liabilities and Shareholders’ Equity	$4,453,000	$4,560,000